EXHIBIT 10.1

For further information contact:

Dr Paul D’Sylva

CEO

Commonwealth Biotechnologies, Inc.

858 699 0298

Dr. John P McAlister

CEO

Tripos, Inc.

314 616.4473

AMENDED AND RESTATED STOCK PURCHASE AND SALE AGREEMENT

by and among

Tripos, Inc.,

a Utah corporation,

Tripos UK Holdings Limited,

a private limited company incorporated in England,

and

Commonwealth Biotechnologies, Inc.,

a Virginia corporation

Dated as of June 6, 2007

i

8.1 Closing.	11
8.2 Deliveries by Parent and Seller.	11
8.3 Deliveries by Purchaser.	11
8.4 Cost Reimbursement.	11
ARTICLE 9	12
MISCELLANEOUS	12
9.1 Survival of Representations and Warranties.	12
9.2 Publicity.	12
9.3 Commercially Reasonable Efforts.	12
9.4 Further Acts and Assurances.	12
9.5 Notices.	12
9.6 Construction.	13
9.7 Knowledge.	13
9.8 Attachments.	13
9.9 Parties Bound by Agreement.	14
9.10 Counterparts.	14
9.11 Headings.	14
9.12 Modification and Waiver.	14
9.13 Severability.	14
9.14 Access to Records.	14
9.15 Entire Agreement.	14
9.16 Certain Definitions.	15

ii

AMENDED AND RESTATED STOCK PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”), made and entered into this 6th day of June, 2007, by and among Tripos, Inc., a Utah corporation (“Parent”), Tripos UK Holdings Limited, a wholly-owned subsidiary of Parent and a private limited company incorporated in England (“Seller”), and, Commonwealth Biotechnologies, Inc., a Virginia corporation (“Purchaser”).

RECITALS

1. Seller is the owner of a discovery research business (the “Business”) conducted through the operation of its wholly-owned subsidiary Tripos Discovery Research Ltd. (“TDR”);

2. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding share capital of TDR comprising 101,000 shares of £1.00 each (the “Acquired Shares”), which transfer shall cause the Purchaser to own one hundred percent (100%) of TDR, all for the purchase price and subject to the terms and conditions set forth in this Agreement; and

3. On May 11, 2007, Seller and Purchaser entered into a Stock Purchase and Sale Agreement.

4. On May 12, 2007, Purchaser remitted to Seller $350,000 as a non-refundable deposit for the purchase price hereunder.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1. Sale and Delivery of Shares. Subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer and deliver, or cause to be sold, assigned, transferred and delivered, to Purchaser, and Purchaser agrees to purchase and accept from Seller at the “Closing” (as hereinafter defined), all of Seller’s right, title and interest in and to the Acquired Shares for the Purchase Price (as defined in Article 2 hereof).

ARTICLE 2

PURCHASE PRICE

2.1. Payment of Purchase Price. The total consideration for the Acquired Shares (the “Purchase Price”) shall be three hundred fifty thousand dollars US ($350,000.00) (the “Consideration”). Purchaser delivered to the Seller the Purchase Price on May 12, 2007.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller disclosure schedule attached to this Agreement (the “Seller Disclosure Schedule”) (with respect to which any particular reference to a section or subsection of this Agreement shall be deemed to be disclosed under all other sections or subsections of this Agreement), each of the Seller and Parent hereby represents and warrants to Purchaser that:

3.2 Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and each of Seller and TDR is a limited company duly incorporated and validly existing under the laws of England and Wales. Seller and TDR each has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification.

3.3 Capitalization. The Acquired Shares constitute the entire allotted and issued share capital of TDR and are fully paid or credited as fully paid. Seller is the sole legal and beneficial owner of the entire allotted and issued share capital of TDR. The issued shares of TDR are fully paid up and, free from Encumbrances. There are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights or repurchase rights to issue or sell any shares of TDR or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of TDR.

3.4 Corporate Authority and Approvals. Each of Parent and Seller has the necessary corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to carry out and complete the sale of the Acquired Shares. The execution and delivery of this Agreement by Parent and Seller and the consummation by Parent and Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby to the extent required under the UBCA or the laws of England or Wales. This Agreement has been duly executed and delivered by both Parent and Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of both Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except as such enforceability may be limited in either case by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.5 Title to Shares and Assets. The Seller has marketable title to the Acquired Shares free and clear of all Encumbrances. Except as set forth in Section 3.4 of the Seller Disclosure Schedule, and except for capital leases or security to Parent for advances made to TDR, Seller has marketable title to all of the assets of the Business, free and clear of all Encumbrances, except liens for taxes not yet due and payable.

3.6 Government Filings; No Violations or Conflicts. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Parent and Seller do not, and the performance by Parent and Seller of their respective obligations under this Agreement will not, (i) conflict with or violate the organizational documents of Parent, Seller, or TDR, or (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent, Seller or TDR.

3.7 Litigation. No suit, proceeding, hearing or governmental investigation is pending or, to the knowledge of Seller, threatened in writing against Seller or TDR.

3.8 Brokers. Neither Parent, Seller nor any of their executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that for any agreement with Seven Hills Partners LLC for financial advisory services rendered to Parent at sole expense of Parent.

3.9 Compliance with Laws, Permits. TDR holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all necessary for TDR to carry on the Business as presently conducted (collectively, the “Permits”). The Business is not being conducted in material violation of any applicable law, statute, ordinance, regulation, judgment, Permit, order, decree, concession, grant or other authorization of any Governmental Entity.

3.10 Environmental Matters.

(a)	In this Section 3.9:

(1) “Dangerous Substance” means any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation) capable of causing harm to any human or other living organism or damaging the Environment, public health or welfare.

(2) “Environment” means the environmental media of air, water and land, all living organisms and natural or man-made structures.

(3) “Environmental Law” means all law in England and Wales relating to the protection of human health or the Environment, the conditions of the workplace or the generation, transportation, storage, treatment, emission or disposal of a Dangerous Substance or Waste.

(4) “Environmental License” means any authorization, license, consent or permission required under any Environmental Law.

(5) “Waste” means any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

(b) TDR has at all times complied in all material respects with Environmental Law and obtained, and complied with, all Environmental Licenses necessary for carrying on the Business and is not in material breach of any Environmental Law.

(c) The Environmental Licenses necessary for carrying on the Business are in full force and effect and there are no circumstances existing which will give rise to the suspension or revocation of, to lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of, any of those licenses.

3.11 Labor Matters.

(a) Seller has made available to Purchaser copies of all standard form contracts and handbooks and policies which apply to the employees, officers and directors of TDR.

(b) There is no outstanding claim against TDR by any Person who is now or has been an employee or officer of TDR.

(c) TDR is not party to any collective bargaining agreement with any trade union or staff association other than as required by government regulation.

(d) TDR has not formally recognized a trade union and is not a party to any agreement with any trade union or group or organization representing employees in respect of its employees.

(e) TDR has not in the last six (6) years provided, or agreed to provide, any loan, gratuitous payment or gratuitous benefit to any of its directors, officers or employees or any of their dependants which remains outstanding.

3.12 Intellectual Property.

(a) For purposes of this Section 3.11, “Business Intellectual Property” means all of the: (i) patents and patent applications; (ii) registered trademarks and trademark applications and material unregistered trademarks; (iii) copyrights; and (iv) registered domain names owned by TDR and used in the Business.

(b) The registrations in connection with the Business Intellectual Property are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been paid, and all necessary documents and certificates in connection with such registrations have been filed with the relevant authorities for the purposes of maintaining such registrations.

(c) There are no contracts, licenses and agreements between Parent, Seller or TDR, on the one hand, and any other Person, on the other hand, relating primarily to the Business Intellectual Property as to which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by TDR thereunder.

(d) Neither Parent, Seller or TDR has received notice from any Person that the operation of the Business, including the design, development, manufacture and sale of products and provision of services infringes the intellectual property of any Person.

(e) To the knowledge of Parent and Seller, no Person is materially infringing any of the Business Intellectual Property.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1 Organization and Authority.

(a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2 Compliance with Other Instruments. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not (a) conflict with or result in any violation of the organizational documents of Purchaser or (b) conflict with or violate any judgment, decree, law or order applicable to Purchaser.

4.3 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Purchaser in connection with the negotiation and consummation of this Agreement or the transactions contemplated hereby.

ARTICLE 5

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller as follows:

5.1 Additional Advances. From and after May 14, 2007, Tripos has made advances of (a) £100,000, which is payable on or before June 30, 2007 on the terms contained in a Promissory Note dated May 24, 2007, and (b) £135,599.79, which has become due and payable on the date hereof.

5.2 Employee Matters. Purchaser acknowledges that it is a successor to the Business, and undertakes to obtain any consents required under applicable law, to terminate any liability of Parent or Seller for any unemployment compensation payments required to be made to any state or county (or a fund maintained by it) after the Closing Date with respect to any Employees of the Business.

5.3 Filing Assistance. Purchaser shall, upon request by Parent, furnish Parent with all information concerning itself, its subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent or Seller to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.

5.4 Use of Name. Notwithstanding any other provision of this Agreement, from the Closing Date, Purchaser shall not, without the prior written consent of Parent, utilize the name “Tripos” or any similar name other than in accordance with the terms of the Software License Agreement, dated March 20, 2007, between TDR and Tripos, L.P. (the “License Agreement”).

5.5 Post-Closing Collections.

(a) On and following the Closing Date but subject to Section 5.5(c), Parent shall have the right to retain all collections otherwise payable to TDR on the receivables described in Exhibit A hereto and to offset on a dollar-for-dollar basis these amounts against amounts owed to Parent or its affiliates (other than TDR) by TDR. Purchaser shall not take (nor permit TDR to take) any action to hinder such collection and application.

(b) As of the date hereof, Schering-Plough has ordered from Parent compounds valued at $1,598,284 and represented by Purchase Order 0000303433 dated March 14, 2007, of which approximately $471,872 remains to be shipped and billed (the “Pending Order”). Parent shall bill the Pending Order on the same basis as it has billed the initial portion of the order and similar orders prior to the date hereof. Subject to Section 5.5(c), Parent shall be entitled to retain the full proceeds of the Pending Order. The parties agree that these receipts shall be applied to prior unpaid advances and that the Parent shall also forgive $20,000 of unpaid advances as compensation to TDR for costs to be incurred in finishing this order.

(c) The maximum amount to which Parent and its affiliates shall be entitled under this Section 5.5 shall be $1.8 million. To the extent that Parent and its affiliates received any amounts under this Section 5.5 in excess of $1.8 million, Parent shall promptly remit such excess amount to Purchaser. On the Closing Date all amounts held by Parent representing collections of receivables referenced on Exhibit A (for purposes of illustration only, approximately $1.2 million) shall be applied, dollar for dollar, to reduce the balance owed under this Section 5.5(c).

5.6 DTI Repayment and Consent. In response to a request for repayment by the U.K. Department of Trade and Industry (“DTI”), Parent and Seller shall allocate and restrict twenty percent (20%) of the proceeds of the SWERDA Arrangement for immediate repayment of prior grants by DTI, upon which DTI shall release from escrow the definitive agreement relating thereto, which is presently being held by DTI in escrow.

ARTICLE 6

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Purchaser in advance:

6.1 Representations and Warranties.

(a) The representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all respects as of the date of this Agreement.

(b) Each of Parent and Seller shall have duly performed and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) Seller shall have delivered a certificate executed by a duly authorized officer to Purchaser to the foregoing effect.

6.2 Absence of Litigation. No order, writ, injunction or decree which is binding on Purchaser, Parent and/or Seller and which prohibits Purchaser, Parent and/or Seller from consummating the transactions contemplated hereby shall be in effect; provided that Purchaser shall have used its commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency.

6.3 Consents and Approvals. All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired) and shall remain in full force and effect.

6.4 SWERDA Transaction. Parent, Seller, TDR, Purchaser and the South West of England Regional Development Agency (“SWERDA”) shall have executed one or more definitive agreements (together, the “SWERDA Arrangement”) pursuant to which (i) TDR shall sell to SWERDA, and SWERDA shall subsequently leaseback to TDR, the property at Bude-Stratton Business Park, Bude, Cornwall, EX23 8LY, (ii) SWERDA shall consent to the transactions contemplated hereby, and (iii) SWERDA shall release each of Parent, Seller and TDR from all repayment liabilities and related guaranties.

6.5 Equipment Lessor Consent. A consent shall have been obtained from CSI Leasing UK Ltd. (the “Equipment Lessor”) with respect to all existing equipment leases between TDR and the Equipment Lessor.

6.6 License Agreement. The License Agreement shall be in full force and effect.

6.7 Board Approval.

The boards of directors of both Parent and Seller shall have approved the execution of this Agreement and the transactions related thereto.

6.8 Prior Intercompany Liabilities. Except to the extent of amounts to be repaid under Sections 5.5 or intercompany liabilities listed on Exhibit B, all intercompany liabilities between (i) Parent or Seller, on the one hand, and (ii) TDR, on the other hand, will be fully discharged and cancelled in a manner mutually satisfactory to Parent and Purchaser.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless specifically waived in writing by Seller in advance:

7.1 Representations and Warranties.

(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement.

(b) Purchaser shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

(c) Purchaser shall have delivered a certificate executed by a duly authorized officer to Parent to the foregoing effect.

7.2 Absence of Litigation. No order, writ, injunction or decree which is binding on Purchaser, Parent and/or Seller and which prohibits Purchaser, Parent and/or Seller from consummating the transactions contemplated hereby shall be in effect; provided that Purchaser shall have used its commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency.

7.3 Consents and Approvals. All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired) and shall remain in full force and effect.

7.4 SWERDA Transaction. Parent, Seller, TDR, Purchaser and SWERDA shall have executed the SWERDA Arrangement, pursuant to which (i) TDR shall sell to SWERDA, and SWERDA shall subsequently leaseback to TDR, the property at Bude-Stratton Business Park, Bude, Cornwall, EX23 8LY, (ii) SWERDA shall consent to the transactions contemplated hereby, and (iii) SWERDA shall release each of Parent, Seller and TDR from all repayment liabilities and related guaranties.

7.5 U.S. Employees. Purchaser shall have made offers of employment to three U.S. employees and employment shall have been accepted in each case in a form that relieves Parent and Seller of all employment obligations to each of such individuals effective upon Closing to the reasonable satisfaction of Parent and Seller.

7.6 UK Executives. Parent and Seller shall have been released from any ongoing obligations with respect to severance and employment agreements of the officers or employees of TDR.

7.7 Board Approval. The board of directors of Purchaser shall have approved the execution of this Agreement and the transactions related thereto.

ARTICLE 8

CLOSING

8.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hogan & Hartson L.L.P., 111 South Calvert Street, Suite 1600, Baltimore, Maryland 21202, on the later of (i) the date of execution hereof and (ii) three (3) Business Days after satisfaction of the conditions set forth in Articles 6 and 7, or at such other location or later date or time as mutually agreed upon by the parties. The date of the Closing is referred to herein as the “Closing Date.”

8.2 Deliveries by Parent and Seller. At the Closing, provided all conditions described in Article 7 have been satisfied, Seller shall execute and deliver to Purchaser the following:

(a) a transfer of the Acquired Shares duly executed by the Seller in favor of the Purchaser together with the relevant share certificate(s) in respect of such Acquired Shares;

(b) a copy of the minutes of a duly held board meeting of TDR at which there are duly passed the resolutions set out and contained in board minutes of TDR in the form attached as Exhibit A;

(c) the organizational documents, statutory books (including registers and minute books), common seals (if any) and all books of account and other records of TDR, complete and (where appropriate) written up to date;

(d) the certificate required by Section 6.1 hereof;

(e) such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Acquired Shares.

8.3 Deliveries by Purchaser. At the Closing, (i) the certificate required by Section 7.1 hereof; and (ii) such other instruments or documents as may be reasonably requested by Parent or Seller to reflect the consummation of the transactions contemplated hereunder.

8.4 Cost Reimbursement. Each party shall pay their own costs hereunder, except that a party shall be responsible for the other party’s expenses, to a maximum of £100,000 if a breach by the other party is the principal reason for failure to close.

ARTICLE 9

MISCELLANEOUS

9.1 Survival of Representations and Warranties. The representations and warranties contained in Articles 3 and 4 of this Agreement shall survive until the Closing Date but shall expire immediately following closing. The covenants in Article 5 and Section 8.4 shall survive closing.

9.2 Publicity. Parent, Seller and Purchaser agree that they will not make any press releases or other announcements with respect to the transactions contemplated hereby, except as required by applicable law, without the prior approval of the other parties, which approval will not be unreasonably withheld.

9.3 Commercially Reasonable Efforts. Each party hereto agrees to use its commercially reasonable efforts to cause the conditions to its obligations hereunder to be satisfied on or prior to the Closing Date and otherwise to consummate the transactions contemplated by the Agreement.

9.4 Further Acts and Assurances. Parent and Seller shall, at any time and from time to time at and after the Closing, upon request of Purchaser and without additional consideration, take any and all steps reasonably necessary to transfer any assets of the Business that Seller has been unable to assign to TDR prior to the Closing Date, and Parent and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transferring and conveying the Acquired Shares to Purchaser.

9.5 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered by courier or by facsimile transmission, receipt confirmed, or sent by any express mail service, postage or fees prepaid,

If to Parent or Seller:

Tripos, Inc.

1699 South Hanley Road

St. Louis, Missouri 63144

Facsimile: (314) 647-8108

Attention: John P. McAlister

With a copy to:

Henry D. Kahn, Esq.

Hogan & Hartson L.L.P.

111 South Calvert Street

Baltimore, Maryland 21202

Facsimile: (410) 539-6981

If to Purchaser:

Commonwealth Biotechnologies, Inc.

601 Biotech Drive

Richmond, Virginia 23235

Facsimile: (804) 915-3831

Attention:	Paul D’Sylva
Richard J. Freer

With a copy to:

Bradley A. Haneberg, Esq.

Kaufman & Canoles, P.C.

III James Center, 12th Floor

1051 East Cary Street

Richmond, Virginia 23219

Facsimile: (804) 771-5777

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

9.6 Construction. This Agreement shall be governed by, and construed and interpreted under, the laws of the state of Delaware, without giving effect to principles of conflicts or choice of law. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. All references in this Agreement to Article(s), Section(s), Schedule(s) or Exhibit(s) shall refer to Article(s), Section(s), Schedule(s) or Exhibit(s) of this Agreement.

9.7 Knowledge. Whenever used herein with respect to Seller or Parent, the term “knowledge” shall mean the actual knowledge of any of the persons listed in Schedule 9.7 as of the date hereof.

9.8 Attachments. Every Schedule and Exhibit referred to in this Agreement is incorporated in this Agreement by this reference. The list immediately following the table of contents hereto contains a list of such Schedules and Exhibits.

9.9 Parties Bound by Agreement. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as hereinafter provided, without the prior written consent of the other party, no party hereto may assign such party’s rights, duties or obligations hereunder or any part thereof to any other Person prior to Closing. No other party is intended to be a third party beneficiary of the covenants between the parties set forth in this Agreement.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

9.11 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.12 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.

9.13 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

9.14 Access to Records. For a period of six (6) years after the Closing Date, Parent and its attorneys, accountants and representatives shall, upon reasonable advance notice to Purchaser during normal business hours and without disruption of the business of Purchaser, have reasonable access to all books, accounts, records, documents and information relating to Parent, Seller, TDR or the Business for any periods prior to the Closing Date in the possession or custody of Purchaser (or Purchaser’s agents) for the purpose of examining and making copies of all or any portion of such documents. In addition, Parent and its attorneys and representatives shall, upon reasonable advance notice to Purchaser, during normal business hours and without disruption to the business of Purchaser, have reasonable access to employees of the Business with respect to the defense of any on-going litigation or claim against Parent or Seller. A representative of Purchaser may be present at all times during such access and investigation by Parent or its attorneys, accountants and representatives.

9.15 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, together with the documents and instruments delivered pursuant hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No supplement, modification or waiver of the terms or conditions of this Agreement shall be binding unless executed in writing by authorized representatives of the parties hereto.

9.16 Certain Definitions.

(a) “Business Days” means a day other than a Saturday, Sunday, bank or public holiday in the United Kingdom.

(b) “Encumbrance” means any lien, security interest, pledge, agreement, claim, charge or encumbrance.

(c) “Governmental Entity” means any governmental or regulatory authority, domestic or foreign.

(d) “Intellectual Property” shall mean patents, rights to inventions, utility models, copyrights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

(e) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f) “UBCA” means the Utah Revised Business Corporation Act, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be duly executed and delivered, all on and as of the date first written above.

TRIPOS, INC.

By:	/s/ John P. McAlister
Name:	John P. McAlister
Title:	President and CEO

TRIPOS UK HOLDINGS LIMITED

By:	/s/ John P. McAlister
Name:	John P. McAlister
Title:	Director

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Paul D’Sylva
Name:	Paul D’Sylva
Title:	CEO